Exhibit 99.1

Media Contact	Investor Contact

Barbara Henderson	Richard Goudis
VP Global Corporate Communications	Chief Financial Officer
Herbalife International	Herbalife International
310.410.9600 ext. 32736	310.410.9600 ext. 32222
barbh@herbalife.com

Herbalife Ltd. Completes Initial Public Offering and Announces Claw Back Redemption for 40% of its 9½% Notes; Herbalife Subsidiary Enters into New Senior Credit Facility and Completes Tender Offer for its 11¾% Notes

LOS ANGELES, Calif. –December 21, 2004 –Herbalife Ltd., formerly known as WH Holdings (Cayman Islands) Ltd. (“Herbalife”) (NYSE: HLF), announced today that it has closed its previously disclosed initial public offering and that its common shares have begun trading on the New York Stock Exchange under the symbol HLF.  The offering consisted of 14,500,000 common shares, 13,500,000 of which were sold by Herbalife and 1,000,000 of which were sold by certain shareholders of Herbalife.  The net proceeds of the offering to the company totaled approximately $172.6 million.  The offering was made through an underwriting syndicate led by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, who acted as joint book-running managers.  Banc of America Securities LLC, Credit Suisse First Boston LLC, and Citigroup Global Markets Inc. acted as co-managers.  Herbalife granted the underwriters a 30-day option to purchase an additional 2,175,000 shares at $13.02 per share, net of underwriting discount, to cover over-allotments, if any.  No portion of the over-allotment option has been exercised to date.

In addition, Herbalife announced today that it has advised The Bank of New York (the “Trustee”), as trustee of the indenture governing its 9½% Notes due 2011 (the “9½% Notes”, CUSIP Number: 92926X AA 3), that Herbalife has elected to redeem $110.0 million, or 40%, aggregate principal amount of its 9½% Notes with the proceeds of its initial public offering.  Herbalife also requested that the Trustee mail a Notice of Redemption to each holder of the 9½% Notes.  The 9½% Notes will be redeemed on February 4, 2005 (the “Redemption Date”) at a price equal to 109.5% of the principal amount of the 9½% Notes, plus accrued and unpaid interest to the Redemption Date.

Today Herbalife’s indirect subsidiary, Herbalife International, Inc. (“Herbalife International”) executed its previously announced $225.0 million credit facility with a syndicate of financial institutions, with Morgan Stanley Senior Funding Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as joint lead arrangers and joint book-runners.  The credit facility is comprised of a $200 million term loan and a $25 million revolving credit facility.  Herbalife International retired its previous senior credit facility using approximately $66.7 million in proceeds from Herbalife’s initial public offering.

In addition, Herbalife International consummated its previously announced tender offer and consent solicitation (the “Offer”) for any and all of its outstanding 11¾% Series B Senior Subordinated Notes due 2010 (the “11¾% Notes”, CUSIP Number: 426908AB5).  A total of approximately $159.8 million, or approximately 99.9%, aggregate principal amount of 11¾% Notes were tendered prior to the expiration date.  Herbalife has accepted and paid for all 11¾% Notes tendered pursuant to the Offer.  The proposed amendments to the indenture governing the 11¾% Notes, which eliminated substantially all of the restrictive covenants and certain events of default contained in such indenture, became operative today.

A copy of the prospectus relating to Herbalife’s initial public offering of common shares may be obtained from Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080 (212/449-1000) or Morgan Stanley, Attn:  Prospectus Department, 1585 Broadway, New York, New York 10036 (212/761-4000).

A registration statement relating to Herbalife’s initial public offering of common shares has been filed with and declared effective by the Securities and Exchange Commission. This press release is for informational purposes only and is not an offer to sell or a solicitation of an offer to purchase.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in Herbalife Ltd.’s Disclosure Regarding Forward-Looking Statements included in its recent filings, including its Form S-1, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and Herbalife Ltd. undertakes no obligation to update these forward-looking statements.

About Herbalife

Herbalife is a global network marketing company offering a range of science-based weight management products, nutritional supplements and personal care products intended to support weight loss and a healthy lifestyle.